EMPLOYMENT AGREEMENT

     THIS AGREEMENT dated as of January 1, 2002 by and between Western Pathology Consultants, Inc. (WPCI), a Nebraska corporation, (Employer) and Dennis L. Kerns (Employee).

1. Employment. Employer employs Employee and Employee hereby accepts such employment under the terms and conditions set forth.

2.   Term. This Agreement shall continue until terminated as provided herein.

3. Regular Compensation. In consideration of such services to be rendered by Employee to Employer, Employer shall pay to Employee an annual base salary of $52,500 to commence on January 1, 2002. Such salary shall be determined annually, by the Board of Directors of Employer and be set forth in their minutes.

4. Bonus. Employer shall pay Employee a bonus of $250 per month for each month budgeted revenues are met, $250 per month for each month budgeted gross margin percent is met, and $250 per month Sales and Marketing departmental expenses are under budget. These Bonuses shall be paid out by the 25th of the following month. In addition, Employer shall pay Employee a quarterly bonus of $1,000 per quarter for each 5 percentage points over the quarterly budgeted revenue, paid out by the 25th of the month following the quarter end.

5. Fringe Benefits. Employee shall be entitled to various fringe benefits as established by Employer.

6. Employee Covenants. Employee will give his best skill and effort at all times for the business and benefit of Employer. All income from business similar to or related to Employer's shall be turned over to Employer. Employee acknowledges that Employee's employment does not confer upon Employee any ownership interest in products of employment produced by Employee.

7.   Vacation. Employee shall be entitled to four weeks vacation time annually.

8. Severance Pay. If Employer terminates Employee without cause, Employee shall be paid one quarter of the annual base salary as severance pay and any outstanding options shall become fully vested.

9. Termination. Employer and Employee shall each have the right to terminate this agreement with three months notice. In the event Employee violates any of the terms of this agreement or through willful inattention to the economic or ethical welfare of the Employer, Employer shall have the option of terminating this agreement on written notice to Employee. The decision to terminate will be made by the President of WorkPlace Compliance with WorkPlace Compliance board approvalCI except that. If Employee is a member of such board, he shall have no vote on the matter. In the event of termination of this agreement, Employee will not after termination solicit or contact any person or entity who or which was a customer of Employer during the period of time Employee was employed by Employer for any purpose in competition with Employer's line of products and services during the Employee's tenure for a period of 1236 (thirty six) months following termination of employment. In the event of termination of this agreement, Employee agrees to pay Employer 25% of any revenues received by Employee for any services provided by Employee to clients of Employer for a period of 3 (three) years.

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10.  Miscellaneous.  This  agreement  is and shall be  personal  to the  parties hereto and may not be assigned by Employee in any event and assigned by Employer only with the express written consent of Employee. This agreement can not be changed or terminated orally.


         /s/ Dennis L. Kerns                            March 3, 2002
        --------------------                            --------------
         Dennis L. Kerns, Employee                            Date


         Western Pathology Consultants, Inc.

         by /s/ William I. Stopperan                     March 3, 2002
         -----------------------------------             -------------
         William I. Stopperan, President/CEO                  Date




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